Exhibit 99.1


FOR IMMEDIATE RELEASE

                    KINGS ROAD ENTERTAINMENT, INC. ANNOUNCES
                           APPOINTMENT OF NEW DIRECTOR

PARKLAND, FL (October 10, 2003): KINGS ROAD ENTERTAINMENT, INC. (NASD Bulletin
Board: "KREN.OB'", Munich: "KIO" and the "Company")reported today that Mr. Wolfgang Stangl has resigned from the Company's Board of' Directors.

A new director, Mr. Philip Michael Holmes, has been appointed to the Board of Directors. Mr.Holmes has been selected for his extensive experience in the area of international finance, which will complement the Company's international film and television production activities. Beginning his accounting career in the UK, he relocated to Germany in 1978, completing accounting studies in Munich in 1985. From 1991 thru 1997 he was CFO of two US and German based software companies before setting up his own consultancy and accompanied the start-up of a cable TV company in 1998 as co-investor, financial consultant and acting CFO thru to its private placement in 2000 for 176 million euros. In 2001 he accompanied the start-up phase of a new cable TV venture in Germany and was co-founder and main investor of Audio Elevation GmbH, a manufacturer of high-end sub-woofers. In 2002 he set a finance consulting company concentrating on start-ups, financing, mergers and acquisitions, and IPO consulting.

Any statements contained in this release that relate to future plans, events or performance are forward looking statements that involve risks and uncertainties, including, but not limited to, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and other risks identified in the Company's U.S. Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


For Further Information:
KINGS ROAD ENTERTAINMENT, INC.
Christian DeFrank: (COO)   Tel. (212) 709-8111
                           Fax (212) 414-5072